UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2007

SAVVIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29375	43-1809960
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 SAVVIS Parkway, Town & Country, Missouri	63017
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (314) 628-7000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM	1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 9, 2007, SAVVIS Inc., a Delaware Corporation (“SAVVIS”) entered into an indenture (the “Indenture”) with The Bank of New York, as trustee, relating to the SAVVIS’s 3.0% Convertible Senior Notes due May 15, 2012 (the “Notes”). SAVVIS issued and sold $345 million aggregate principal amount of the Notes in a public offering pursuant to a Registration Statement on Form S-3 and a related prospectus filed with the Securities and Exchange Commission. The Notes bear interest at a rate of 3.0% per year on the principal amount, accruing from May 9, 2007. Interest is payable semiannually in arrears in cash on May 15 and November 15 of each year, beginning on November 15, 2007. The Notes will mature on May 15, 2012, subject to earlier repurchase or conversion.

The initial conversion rate for the Notes is 14.2086 shares of common stock per $1,000 principal amount of Notes. This is equivalent to an initial conversion price of approximately $70.38 per share of common stock. Holders may surrender their Notes for conversion prior to the close of business on the business day immediately preceding the maturity date for the Notes only under the following circumstances: (1) during any calendar quarter beginning after June 30, 2007 (and only during such calendar quarter), if the closing price of SAVVIS’ common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is more than 120% of the then applicable conversion price per share of the Notes, which is $1,000 divided by the then applicable conversion rate of the Notes; (2) if specified distributions to holders of SAVVIS’ common stock are made or specified corporate events occur; (3) during the five business days after any five consecutive trading day period in which the trading price per $1,000 principal amount of Notes for each day of that period was less than 98% of the product of the closing price of SAVVIS’ common stock and the then applicable conversion rate of the Notes; or (4) at any time on or after February 15, 2012.

Upon conversion, SAVVIS will have the right to deliver, in lieu of shares of its common stock, cash or a combination of cash and shares of common stock. At any time on or prior to the maturity date of the Notes, SAVVIS may irrevocably elect to deliver cash up to the aggregate principal amount of the Notes to be converted, and shares of common stock, cash or a combination thereof in respect of the remainder, if any, of the conversion obligation in excess of the aggregate principal amount of the Notes being converted.

If a holder elects to convert its Notes in connection with a make-whole change in control, as defined in the Indenture, SAVVIS will, in certain circumstances, pay a make-whole premium by increasing the conversion rate for the Notes converted in connection with such make-whole change in control. SAVVIS

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may not redeem the Notes prior to their maturity. Upon a change in control or a termination of trading, as defined in the Indenture, the holders may require SAVVIS to repurchase for cash all or a portion of their Notes at a repurchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any.

The Notes are SAVVIS’ general, unsecured obligations and are effectively subordinated to all of SAVVIS’ existing and future secured debt, to the extent of the assets securing such debt, and are structurally subordinated to all liabilities of SAVVIS’ subsidiaries, including trade payables. The Indenture does not limit the amount of indebtedness that SAVVIS or any of its subsidiaries may incur. The Indenture is filed as Exhibit 4.1 to this Current Report on Form 8-K.

The summary of the foregoing transactions is qualified in its entirety by reference to the text of the Indenture, which is included as an exhibit hereto and is incorporated herein by reference.

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information set forth above in response to Item 1.01 with respect to the Indenture is incorporated by reference into this Item 2.03.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

Exhibit No.	Description
4.1	Indenture, dated as of May 9, 2007, between SAVVIS and The Bank of New York, as trustee, including the Form of Global Note attached as Exhibit A thereto.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAVVIS, INC.

Date: May 10, 2007	By:	/s/ Philip J. Koen
Name: Philip J. Koen
Title: Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated as of May 9, 2007, between SAVVIS and The Bank of New York, as trustee, including the Form of Global Note attached as Exhibit A thereto.

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